                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                   ----------

                             RELIANT RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                  76-0655566
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

             1111 LOUISIANA
             HOUSTON, TEXAS                                77002
(Address of principal executive offices)                 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

                                               Name of each exchange on which
Title of each class to be so registered        each class is to be registered
---------------------------------------        ------------------------------

COMMON STOCK, PAR VALUE $.001 PER SHARE        NEW YORK STOCK EXCHANGE

RIGHTS TO PURCHASE SERIES A PREFERRED STOCK    NEW YORK STOCK EXCHANGE

         If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

         If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

         Securities Act registration statement file number to which this form relates: 333-48038

Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE
                                (title of class)


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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The classes of securities to be registered hereby are the common stock, par value $0.001 per share ("Common Stock"), of Reliant Resources, Inc., a Delaware corporation (the "Company"), and the associated rights (the "Rights") to purchase Series A preferred stock, par value $0.001 per share of the Company ("Series A Preferred Stock"), such Rights to initially trade together with the Common Stock. The authorized capital stock of the Company consists of 2,000,000,000 shares of Common Stock and 125,000,000 shares of preferred stock, par value $0.001 per share ("Preferred Stock"). The following summary is qualified by reference to the Company's restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the Company's Registration Statement on Form S-1, as amended (Reg. No. 333-48038).

COMMON STOCK

         Each share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. There are no cumulative voting rights. Accordingly, holders of a majority of the total votes entitled to vote in an election of directors of the Company will be able to elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to dividends when, as and if declared by the Company's board of directors out of funds legally available for that purpose. If the Company is liquidated, dissolved or wound up, the holders of the Common Stock will be entitled to a pro rata share in any distribution to stockholders, but only after satisfaction of all of its liabilities and of the prior rights of any outstanding series of Preferred Stock. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

         The Company's board of directors has the authority, without stockholder approval, to issue shares of Preferred Stock from time to time in one or more series, and to fix the number of shares and terms of each such series. The board may determine the designation and other terms of each series, including:

         o        dividend rates,

         o        redemption rights,

         o        liquidation rights,

         o        sinking fund provisions,

         o        conversion rights,

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         o        voting rights,

         o        and any other terms.

The issuance of Preferred Stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of Common Stock. It could also affect the likelihood that holders of Common Stock will receive dividend payments and payments upon liquidation.

         The issuance of shares of Preferred Stock, or the issuance of rights to purchase shares of Preferred Stock, could be used to discourage an attempt to obtain control of the Company. For example, if, in the exercise of its fiduciary obligations, the Company's board of directors were to determine that a takeover proposal was not in the Company's best interest, the board could authorize the issuance of a series of Preferred Stock containing class voting rights that would enable the holder or holders of the series to prevent or make the change of control transaction more difficult. Alternatively, a change of control transaction deemed by the board to be in the Company's best interest could be facilitated by issuing a series of Preferred Stock having sufficient voting rights to provide a required percentage vote of the stockholders.

         Holders of Common Stock may purchase shares of Series A Preferred Stock if the Rights associated with their Common Stock are exercisable and the holders exercise the Rights. Please read the "Stockholder Rights Plan" section below.

         SERIES A PREFERRED STOCK

         The Series A Preferred Stock ranks junior to all other series of the Company's Preferred Stock, and senior to the Common Stock with respect to dividend and liquidation rights. If the Company liquidates, dissolves or winds up, the Company may not make any distributions to holders of Common Stock unless the Company first pays holders of Series A Preferred Stock an amount equal to:

         o        $1,000 per share, plus

         o accrued and unpaid dividends and distributions on the Series A Preferred Stock, whether or not declared, to the date of such payment.

If the dividends or distributions payable on the Series A Preferred Stock are in arrears, the Company may not:

         o        declare or pay dividends on,

         o        make any other distributions on,

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         o        redeem,

         o        purchase, or

         o        otherwise acquire for consideration

any shares of Common Stock, or

         o        redeem,

         o        purchase, or

         o        otherwise acquire for consideration,

any shares of Series A Preferred Stock, until the Company has paid all such unpaid dividends or distributions, except in accordance with a purchase offer to all holders of Series A Preferred Stock upon terms that the Company's board of directors determine to be fair and equitable.

         The Company may redeem shares of Series A Preferred Stock at any time at a redemption price determined in accordance with the provisions of its restated certificate of incorporation.

         Holders of shares of Series A Preferred Stock are entitled to vote together with holders of Common Stock as one class on all matters submitted to a vote of the Company's stockholders. Each share of Series A Preferred Stock entitles its holder to a number of votes equal to the "adjustment number" specified in the Company's restated certificate of incorporation. The adjustment number is initially equal to 1,000 and is subject to adjustment in the event the
Company:

         o declares any Common Stock dividend on the outstanding shares of Common Stock,

         o        subdivides the outstanding shares of Common Stock, or

         o combines the outstanding shares of Common Stock into a smaller number of shares.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAWS AND THE COMPANY'S CHARTER AND BYLAW PROVISIONS

         Some provisions of Delaware law and the Company's restated certificate of incorporation and bylaws could make the following more difficult:

         o        acquisition of the Company by means of a tender offer,

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         o        acquisition of control of the Company by means of a proxy
                  contest or otherwise, or

         o        removal of the Company's incumbent officers and directors.

         These provisions, as well as the Company's stockholder rights plan and its ability to issue Preferred Stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Company's board of directors. The Company believes that the benefits of increased protection give it the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

CHARTER AND BYLAW PROVISIONS

         ELECTION AND REMOVAL OF DIRECTORS

         The Company's board of directors will be comprised of between one and fifteen directors, the exact number to be fixed from time to time by resolution of the board of directors. Beginning at the time Reliant Energy, Incorporated, a Texas corporation ("Reliant Energy"), directly or indirectly owns less than a majority of the outstanding Common Stock, the Company's board of directors will be divided into three classes. As used herein, "Reliant Energy" means Reliant Energy, any successor to Reliant Energy by means of reorganization, merger, consolidation, conveyance or transfer or any ultimate parent company of Reliant Energy. The directors in each class will serve for a three-year term, with only one class being elected each year by the Company's stockholders. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, because it generally makes it more difficult for stockholders to replace a majority of the directors. In addition, beginning at the time Reliant Energy directly or indirectly owns less than a majority of the outstanding Common Stock, no director may be removed except for cause, and directors may be removed for cause by a majority of the shares then entitled to vote at an election of directors. Any vacancy occurring on the board of directors and any newly created directorship may only be filled by a majority of the remaining directors in office.

         STOCKHOLDER MEETINGS

         The Company's bylaws provide that special meetings of holders of Common Stock may be called only by the chairman of its board of directors, its president and chief executive officer, or a majority of the board of directors and may not be called by the holders of Common Stock. In addition, as of the day that Reliant Energy directly or indirectly ceases to own at least a majority of the outstanding Common Stock, the Company's restated certificate of incorporation and its bylaws specifically deny any power of the stockholders to call a special meeting.

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         ELIMINATION OF STOCKHOLDER ACTION BY WRITTEN CONSENT

         The Company's restated certificate of incorporation and its bylaws provide that beginning the day that Reliant Energy ceases to own at least a majority of the Common Stock, holders of Common Stock will not be able to act by written consent without a meeting. Prior to the distribution of Common Stock, Reliant Energy will be able to take any action requiring approval of the Company's stockholders by written consent and without the affirmative vote of the Company's other stockholders.

         AMENDMENT OF CERTIFICATE OF INCORPORATION

         The provisions described above under "--Election and Removal of Directors," "--Stockholder Meetings" and "-- Elimination of Stockholder Action by Written Consent" may be amended only by the affirmative vote of holders of at least 66 2/3% of the voting power of outstanding shares of the Company's capital stock entitled to vote in the election of directors, voting together as a single class.

         AMENDMENT OF BYLAWS

         The Company's board of directors has the power to alter, amend or repeal the Company's bylaws or adopt new bylaws by the affirmative vote of at least 80% of all directors then in office at any regular or special meeting of the board of directors called for that purpose. This right is subject to repeal or change by the affirmative vote of holders of at least 80% of the voting power of all outstanding shares of the Company's capital stock entitled to vote in the election of directors, voting together as a single class.

         OTHER LIMITATIONS ON STOCKHOLDER ACTIONS

         The Company's bylaws also impose some procedural requirements on stockholders who wish to:

         o        make nominations in the election of directors,

         o        propose that a director be removed,

         o        propose any repeal or change in the Company's bylaws, or

         o propose any other business to be brought before an annual or special meeting of stockholders.

Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to the Company's corporate secretary along with evidence of the following:

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         o        a description of the business or nomination to be brought
                  before the meeting and the reasons for conducting such business at the meeting,

         o        the stockholder's name and address,

         o the number of shares beneficially owned by the stockholder and evidence of such ownership,

         o the names and addresses of the persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with such persons, and

         o        the number of shares such persons beneficially own.

To be timely, a stockholder must deliver notice:

         o in connection with an annual meeting of stockholders, not less than 90 nor more than 180 days prior to the date on which the immediately preceding year's annual meeting of stockholders was held, or

         o in connection with a special meeting of stockholders, not less than 40 nor more than 60 days prior to the date of the special meeting.

In order to submit a nomination for the Company's board of directors, a stockholder must also submit information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder's nominee or proposal will be ineligible and will not be voted on by the Company's stockholders.

         The Company has agreed, in a master separation agreement entered into with Reliant Energy (the "Master Separation Agreement"), that for so long as Reliant Energy owns at least 30% of the voting power of outstanding shares of the Company's capital stock, the Company will not, without the consent of Reliant Energy, adopt any amendments to the Company's restated certificate of incorporation or bylaws or take or recommend any action to the Company's stockholders that would:

         o        impose limits on the legal rights of Reliant Energy,

         o involve the issuance of specified warrants, rights, capital stock or other securities, excluding the rights described under the "Stockholder Rights Plan" section below,

         o deny any benefit to Reliant Energy proportionately as holders of any class of voting securities generally, or

         o after voting or other rights of holders of any class of voting securities so that those rights are determined with reference to the amount of voting securities held by Reliant Energy.

         LIMITATION ON LIABILITY OF DIRECTORS

         The Company's restated certificate of incorporation provides that no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except as required by law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

         o any breach of the director's duty of loyalty to the Company or its stockholders,

         o any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law,

         o unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporate Law, and

         o any transaction from which the director derived an improper personal benefit.

         The Company's bylaws provide that, to the fullest extent permitted by law, the Company will indemnify any officer or director of the Company against all damages, claims and liabilities arising out of the fact that the person is or was a director or officer of the Company, or served any other enterprise at the Company's request as a director, officer, employee, agent or fiduciary. The Company will reimburse the expenses, including attorneys' fees, incurred by a person indemnified by this provision when the Company receives an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by the Company. Amending this provision will not reduce the Company's indemnification obligations relating to actions taken before an amendment.

TRANSACTIONS AND CORPORATE OPPORTUNITIES

         The Company's restated certificate of incorporation includes provisions that regulate and define the conduct of some business and affairs of the Company. These provisions serve to determine and delineate the respective rights and duties of the Company, Reliant Energy and some of the Company's directors and officers in anticipation of the following:

         o directors, officers and/or employees of Reliant Energy serving as directors, officers and/or employees of the Company,

         o Reliant Energy engaging in lines of business that are the same as, similar or related to, or overlap or compete with, lines of business of the Company, and

         o the Company and Reliant Energy engaging in material business transactions, including transactions pursuant to the various agreements related to the Company's separation from Reliant Energy.

         The Company may, from time to time, enter into and perform agreements with Reliant Energy to engage in any transaction. The Company may also enter into and perform agreements with Reliant Energy to compete or not to compete with each other, including agreements to allocate, or to cause the Company's and Reliant Energy's respective directors, officers and employees to allocate, corporate opportunities between Reliant Energy and the Company. The Company's restated certificate of incorporation provides that no such agreement, or its performance, shall be considered contrary to any fiduciary duty of Reliant Energy, as the controlling stockholder of the Company, or of a director, officer or employee of the Company or Reliant Energy, if any of the following conditions are satisfied:

         o the agreement was entered into before the Company ceased to be a wholly owned subsidiary of Reliant Energy and is continued in effect after this time,

         o the agreement or transaction was approved, after being made aware of the material facts as to the agreement or transaction, by:

                  o the Company's board of directors, by affirmative vote of a majority of directors who are not interested persons,

                  o a committee of the Company's board of directors consisting of members who are not interested persons, by affirmative vote of a majority of those members, or

                  o one or more of the Company's officers or employees who is not an interested person and who was authorized by the Company's board of directors or a board committee as specified above or, in the case of an employee, to whom authority has been delegated by an officer to whom the authority to approve such an action has been so delegated,

         o the agreement or transaction was fair to the Company as of the time it was entered into, or

         o the agreement or transaction was approved by the affirmative vote of a majority of the shares of the Company's capital stock entitled to vote and which do vote on the agreement or transaction, excluding Reliant Energy and any interested person in respect of such agreement or transaction.

         Under the Company's restated certificate of incorporation, Reliant Energy has no duty to refrain from engaging in similar activities or lines of business as us and, except as discussed below, neither Reliant Energy nor any of its officers, directors or employees will be liable to the Company or the Company's stockholders for breach of any fiduciary duty by reason of any of these activities. In addition, if Reliant Energy becomes aware of a potential transaction which may be a corporate opportunity for both Reliant Energy and the Company, Reliant Energy will have no duty to communicate or offer this corporate opportunity to the Company and will not be liable to the Company or the Company's stockholders for breach of any fiduciary duty as a stockholder by reason of the fact that Reliant Energy pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another person or does not communicate information regarding such corporate opportunity to the Company.

         Similarly, in the event that one of the Company's directors or officers, who is also a director or officer of Reliant Energy, acquires knowledge of a potential transaction which may be a corporate opportunity for both the Company and Reliant Energy, the director or officer will have no duty to communicate or offer this corporate opportunity to the Company and will not be liable to the Company or the Company's stockholders for breach of any fiduciary duty as one of the Company's directors or officers by reason of the fact that Reliant Energy pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another person or does not communicate information regarding such corporate opportunity to the Company.

         For purposes of these provisions, an interested person is generally any director, officer or employee of Reliant Energy and an individual who has a financial interest in Reliant Energy or the relevant transaction.

         The provisions of the Company's restated certificate of incorporation with regard to such transactions and/or corporate opportunities will terminate when Reliant Energy, together with its affiliates, ceases to be the owner of voting stock representing 20% or more of the votes entitled to be cast by the holders of all of the Company's then outstanding voting stock; provided, however, that the termination will not terminate the effect of these provisions with respect to any agreement between the Company and Reliant Energy that was entered into before the time of termination or any transaction entered into in the performance of such agreement, whether entered into before such time, or any transaction entered into between the Company and Reliant Energy or the allocation of any opportunity between the Company and Reliant Energy before such time. By becoming a stockholder in the Company, a stockholder will be deemed to have notice of and consented to these provisions of the Company's restated certificate of incorporation. These provisions may not be amended or repealed except by the vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of the Company's capital stock entitled to vote in the election of directors, voting together as a single class.

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STOCKHOLDER RIGHTS PLAN

         Each share of Common Stock includes one Right to purchase from the Company a unit consisting of one-thousandth of a share of Series A Preferred Stock at a purchase price of $150.00 per unit, subject to adjustment. The Rights are issued pursuant to a rights agreement between the Company and The Chase Manhattan Bank as rights agent. Selected portions of the rights agreement and the Rights are summarized below. The following summary is qualified by reference to the rights agreement, a copy of which has been filed as an exhibit to the Company's Registration Statement on Form S-1, as amended (Reg. No. 333-48038).

         DETACHMENT OF RIGHTS; EXERCISABILITY

         The Rights are attached to all certificates representing the currently outstanding Common Stock and will attach to all Common Stock certificates the Company issues prior to the "distribution date." That date will occur, except in some cases, on the earlier of:

         o ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock, or

         o ten business days following the start of a tender offer or exchange offer that would result in a person becoming an Acquiring Person.

The Company's board of directors may defer the distribution date in some circumstances. Also, some inadvertent acquisitions of Common Stock will not result in a person becoming an Acquiring Person if the person promptly divests itself of sufficient Common Stock.

         So long as Reliant Energy remains the beneficial owner of 15% or more of the Company's Common Stock, it will not be an Acquiring Person unless it becomes the beneficial owner of additional shares of the Company's Common Stock constituting 1% or more of the Company's Common Stock. In addition, any person who acquires 15% or more of the Company's Common Stock from Reliant Energy will not be an Acquiring Person due to that acquisition.

         Until the distribution date:

         o        Common Stock certificates will evidence the Rights,

         o        the Rights will be transferable only with those certificates,

         o new Common Stock certificates will contain a notation incorporating the rights agreement by reference, and

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         o        the surrender for transfer of any Common Stock certificate will also constitute the transfer of the Rights associated with the Common Stock represented by the certificate.

         The Rights are not exercisable until the distribution date and will expire at the close of business on January 15, 2011, unless the Company redeems or exchanges them at an earlier date as described below or the Company extends the expiration date prior to January 15, 2011.

         As soon as practicable after the distribution date, the rights agent will mail certificates representing the Rights to holders of record of Common Stock as of the close of business on the distribution date. From that date on, only separate Rights certificates will represent the Rights. The Company will issue Rights with all shares of Common Stock issued prior to the distribution date. The Company will also issue Rights with shares of Common Stock issued after the distribution date in connection with some employee benefit plans or upon conversion of some securities. Except as otherwise determined by the Company's board of directors, the Company will not issue Rights with any other shares of Common Stock issued after the distribution date.

         FLIP-IN EVENT

         A "flip-in event" will occur under the rights agreement when a person becomes an Acquiring Person otherwise than pursuant to a "permitted offer." The rights agreement defines "permitted offer" as a tender or exchange offer for all outstanding shares of Common Stock at a price and on terms that a majority of the independent directors of the Company's board of directors determines to be fair to and otherwise in the Company's best interests and the best interest of its stockholders.

         If a flip-in event occurs, each Right, other than any Right that has become null and void as described below, will become exercisable to receive the number of shares of Common Stock, or in some specified circumstances, cash, property or other securities, which has a "current market price" equal to two times the exercise price of the Right. Please refer to the rights agreement for the definition of "current market price."

         FLIP-OVER EVENT

         A "flip-over event" will occur under the rights agreement when, at any time from and after the time a person becomes an Acquiring Person:

         o the Company is acquired or the Company acquires such person in a merger or other business combination transaction, other than specified mergers that follow a permitted offer, or

         o 50% or more of the Company's assets, cash flow or earning power is sold, leased or transferred.

If a flip-over event occurs, each holder of a Right, except Rights that are voided as described below, will thereafter have the right to receive, on exercise of the Right, a number of shares of Common Stock of the acquiring company that has a current market price equal to two times the exercise price of the Right.

         When a flip-in event or a flip-over event occurs, all Rights that then are, or under the circumstances the rights agreement specifies previously were, beneficially owned by an Acquiring Person or specified related parties will become null and void in the circumstances the rights agreement specifies.

         SERIES A PREFERRED STOCK

         After the distribution date, each Right will entitle the holder to purchase a fractional share of Series A Preferred Stock, which will be essentially the economic equivalent of one share of Common Stock. Please refer to the "Preferred Stock -- Series A Preferred Stock" section above for additional information about the Series A Preferred Stock.

         ANTIDILUTION

         The number of Rights associated with a share of outstanding Common Stock, the number of fractional shares of Series A Preferred Stock issuable upon exercise of a Right and the exercise price of the Right are subject to adjustment in the event of a stock dividend on, or a subdivision, combination or reclassification of, Common Stock occurring prior to the distribution date. The exercise price of the Rights and the number of fractional shares of Series A Preferred Stock or other securities or property issuable on exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of some specified transactions affecting the Series A Preferred Stock.

         With some exceptions, the Company will not be required to adjust the exercise price of the Rights until cumulative adjustments amount to at least 1% of the exercise price. The rights agreement also will not require the Company to issue fractional shares of Series A Preferred Stock that are not integral multiples of the specified fractional share and, in lieu thereof, the Company will make a cash adjustment based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise. Pursuant to the rights agreement, the Company reserves the right to require prior to the occurrence of any flip-in event or flip-over event that, on any exercise of Rights, a number of Rights must be exercised so that the Company will issue only whole shares of Series A Preferred Stock.

         REDEMPTION OF RIGHTS

         At any time until the time a person becomes an Acquiring Person, the Company may redeem the Rights in whole, but not in part, at a price of $.005 per Right, payable, at the Company's option, in cash, shares of Common Stock or such other consideration as the Company's board of directors may determine. Upon such redemption, the Rights will terminate and the only right of the holders of Rights will be to receive the $.005 redemption price.

         EXCHANGE OF RIGHTS

         At any time after the occurrence of a flip-in event and prior to a person becoming the beneficial owner of 50% or more of the outstanding Common Stock or the occurrence of a flip-over event, the Company may exchange the Rights, other than Rights owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person, which will have become void, in whole or in part, at an exchange ratio of one share of Common Stock, and/or other equity securities deemed to have the same value as one share of Common Stock, per Right, subject to adjustment.

         SUBSTITUTION

         If the Company has an insufficient number of authorized but unissued shares of Common Stock available to permit an exercise or exchange of Rights upon the occurrence of a flip-in event, the Company may substitute other specified types of property for Common Stock so long as the total value received by the holder of the Rights is equivalent to the value of the Common Stock that the stockholder would otherwise have received. The Company may substitute cash, property, equity securities or debt, reduce the exercise price of the Rights or use any combination of the foregoing.

         NO RIGHTS AS A STOCKHOLDER; TAXES

         Until a Right is exercised, a holder of Rights will have no rights to vote or receive dividends or any other rights as a stockholder of Common Stock. Stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock, or other consideration, or for the common stock of the acquiring company or are exchanged as described above.

         AMENDMENT OF TERMS OF RIGHTS

         The Company's board of directors may amend any of the provisions of the rights agreement, other than some specified provisions relating to the principal economic terms of the Rights and the expiration date of the Rights, at any time prior to the time a person becomes an Acquiring Person. Thereafter, the Company's board of directors may only amend the rights agreement in order to cure any ambiguity, defect or inconsistency or to make changes that do not materially and adversely affect the interests of holders of the Rights, excluding the interests of any Acquiring Person.

         The Company has agreed under the Master Separation Agreement, not to amend or modify the terms of the rights agreement, without the consent of Reliant Energy for so long as Reliant Energy continues to own at least 30% of the voting power of outstanding shares of the Company's capital stock.

         RIGHTS AGENT The Chase Manhattan Bank serves as rights agent with regard to the Rights.

         ANTITAKEOVER EFFECTS

         The Rights will have anti-takeover effects. They will cause substantial dilution to any person or group that attempts to acquire the Company without the approval of the Company's board of directors. As a result, the overall effect of the Rights may be to make more difficult or discourage any attempt to acquire the Company even if such acquisition may be favorable to the interests of the Company's stockholders. Because the Company's board of directors can redeem the Rights or approve a permitted offer, the Rights should not interfere with a merger or other business combination approved by the Company's board of directors.

DELAWARE ANTITAKEOVER LAW

         The Company is subject to Section 203 of the Delaware General Corporation Law. That section prohibits Delaware corporations from engaging in a wide range of specified transactions with any interested stockholder. An interested stockholder is any person, other than the corporation and any of its majority-owned subsidiaries, who owns 15% or more of any class or series of stock entitled to vote generally in the election of directors. Section 203 may tend to deter any potential unfriendly offers or other efforts to obtain control of the Company that are not approved by the Company's board of directors. This may deprive the stockholders of opportunities to sell shares of Common Stock at prices higher than the prevailing market price. Because Reliant Energy will own more than 15% of the Company's voting stock before it becomes a public company and upon completion of the Company's initial public offering, Section 203 is currently not applicable to transactions with Reliant Energy, even though Reliant Energy owns more than 15% of the Company's outstanding stock. In addition, the Company's restated certificate of incorporation provides that
Section 203 will not be applicable to any person who acquires 15% or more of the Company's outstanding voting stock from Reliant Energy. If any other person acquires 15% or more of the Company's outstanding voting stock, that person will be subject to the provisions of Section 203.

LISTING OF COMMON STOCK

         The Company's common stock has been approved for listing on the New York Stock Exchange under the trading symbol "RRI," subject to official notice of issuance.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock is Reliant Energy, Incorporated.

ITEM 2. EXHIBITS.

         No exhibits are filed as part of this Registration Statement on Form
8-A.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                       RELIANT RESOURCES, INC.



Date: April 27, 2001                   By: /s/ HUGH RICE KELLY
                                           -------------------------------------
                                                 HUGH RICE KELLY
                                                 SENIOR VICE PRESIDENT, GENERAL
                                                 COUNSEL AND CORPORATE SECRETARY